UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 24, 2020 (April 23, 2020)

SUMMIT WIRELESS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38608	30-1135279
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6840 Via Del Oro, Ste. 280 San Jose, CA	95119
(Address of registrant’s principal executive office)	(Zip code)

(408) 627-4716

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	WISA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Notification of Compliance with Nasdaq Listing Rule 5550(a)(2)

As initially disclosed in a Current Report on Form 8-K filed on October 22, 2019 by Summit Wireless Technologies, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”), on October 16, 2019, the Company was officially notified by The Nasdaq Stock Market LLC (“Nasdaq”) that it was not in compliance with Nasdaq Listing Rule 5550(a)(2), as the closing bid price of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), was below $1.00 per share for the previous thirty (30) consecutive business days (the “Minimum Bid Price Requirement”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company was granted a 180-calendar day compliance period, or until April 13, 2020, to regain compliance with the Minimum Bid Price Requirement. In order to have regained compliance, the closing bid price of the Common Stock would have had to meet or exceed $1.00 per share for at least ten (10) consecutive business days during the 180-calendar day grace period. During such compliance period, the closing bid price of the Common Stock did not satisfy this requirement.

Consequently, as previously disclosed in a Current Report on Form 8-K filed by the Company on April 21, 2020 with the SEC, on April 20, 2020, the Company received another notice from Nasdaq stating that the Company had not regained compliance with the Minimum Bid Price Requirement and was not eligible for a second 180-calendar day grace period, as the Company did not comply with Nasdaq Listing Rule 5505(b), which requires a minimum of $5,000,000 in stockholders’ equity for initial listing, among other listing criteria.

However, on April 23, 2020, the Company received a notice from Nasdaq that the Nasdaq staff had determined that for the last ten (10) consecutive business days, from April 9, 2020 through April 23, 2020, the closing bid price of the Common Stock had been $1.00 per share or greater. Accordingly, the Company has regained compliance with the Minimum Bid Price Requirement and the matter has closed.

Closing of Public Offering

On April 23, 2020, the Company closed an underwritten public offering (the “Offering”) for gross proceeds of approximately $6.5 million, before deducting underwriting discounts and commissions and estimated offering expenses of (i) 1,525,000 shares of Common Stock and accompanying common stock purchase warrants (the “Warrants”) to purchase up to an aggregate of 1,525,000 shares of Common Stock at a combined public price of $3.25 per share of Common Stock and accompanying Warrant, (ii) pre-funded common stock purchase warrants to purchase up to an aggregate of 475,000 shares of Common Stock (the “Pre-Funded Warrants”), and accompanying Warrants at a combined public offering price of $3.24 per Pre-Funded Warrant and accompanying Warrant and (iii) Warrants to purchase up to an aggregate of 100,000 shares of Common Stock, which Underwriters’ Warrants are issuable to Maxim Group LLC, as the representative of the underwriters named therein (the “Representative”), pursuant to that certain underwriting agreement, dated as of April 21, 2020, between the Company and the Representative (the “Underwriting Agreement”). Pursuant to the Underwriting Agreement, the Company granted an option to the Representative to purchase up to an aggregate of 300,000 additional shares of Common Stock and/or Warrants to purchase up to an additional 300,000 shares of Common Stock within 45 days after the date of the prospectus forming a part of the registration statement for the Offering to cover over-allotments. On April 21, 2020, the Representative partially exercised such over-allotment option and purchased Warrants exercisable for up to an aggregate of 229,100 additional shares of Common Stock, which resulted in additional gross proceeds to the Company of $2,291, excluding underwriting discounts and commissions.

On April 24, 2020, the Company issued a press release announcing that the Company has regained compliance with the Minimum Bid Price Requirement, a copy of which is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

No.	Description
99.1	Press Release of the Company, dated April 24, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2020	SUMMIT WIRELESS TECHNOLOGIES, INC.

	By:	/s/ Brett Moyer
Name: Brett Moyer Title: Chief Executive Officer